Exhibit 10.5

SETTLEMENT OF PAST-DUE DIRECTOR COMPENSATION

AND STOCK ISSUANCE AGREEMENT

Effective as of August 7, 2026

This Settlement of Past-Due Director Compensation and Stock Issuance Agreement (this “Agreement”) is entered into by and between Nightfood Holdings, Inc., a Nevada corporation (the “Company”), and Christopher Dieterich (“Dieterich”), effective as of the date stated above (the “Effective Date”). The Company and Dieterich are sometimes referred to individually as a “Party” and together as the “Parties.”

A. Dieterich has served, and will continue to serve, as an independent, nonemployee member of the Company’s Board of Directors (the “Board”).

B. Before the Effective Date, Dieterich and the Company entered into or were subject to one or more written or oral agreements, policies, resolutions, understandings, or arrangements governing compensation, fees, expense reimbursement, or other amounts for Dieterich’s Board and Board-committee service (collectively, the “Prior Director Arrangements”).

C. The Parties have reviewed the Prior Director Arrangements and the Company’s books and records and desire to settle every accrued and unpaid amount due to Dieterich under the Prior Director Arrangements through the Effective Date, including any agreed interest or accrual, whether or not previously invoiced or separately itemized (collectively, the “Covered Balances”).

D. The Parties agree that the Company will issue 1,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Settlement Shares”), in full and final satisfaction of all Covered Balances.

E. The Settlement Shares will be fully vested and will not be conditioned on Dieterich’s continued Board service, future performance, payment of an exercise or purchase price, or any other service condition.

F. This Agreement addresses historical obligations only. Dieterich is not resigning from the Board, and this Agreement does not condition, amend, or terminate his continuing Board or committee service.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Covered Balances; Agreed Settlement

The Covered Balances include all cash retainers, director or committee fees, approved expense reimbursements, cash, equity-based, or other compensation, and any agreed interest or other accrual that became due to Dieterich under any Prior Director Arrangement on or before the Effective Date, whether the obligation is monetary, equity-based, or otherwise.

2. Issuance of Settlement Shares

Subject only to applicable law and required corporate authorization, the Company shall cause 1,500,000 shares of its common stock, par value $0.001 per share, to be validly issued to Dieterich as fully paid and nonassessable shares, in book-entry form or such other form as the Company generally uses for its common stock. Dieterich shall provide accurate account, tax, and other information reasonably necessary to record the issuance. No exercise notice, payment, or further service by Dieterich is required.

If a stock split, reverse stock split, combination, reclassification, or similar change in the Company’s common stock becomes effective after the Effective Date but before the Settlement Shares are issued, the number and class of securities to be issued will be equitably adjusted to preserve the intended economic effect of this Agreement. Any resulting fractional share will be treated in the manner applicable to holders of the Company’s common stock in the relevant corporate action.

3. Full Satisfaction of Covered Balances

Upon actual issuance of all Settlement Shares, as adjusted under Section 2 if applicable (the “Issuance”), the Company will have fully and finally satisfied every Covered Balance. The number of Settlement Shares is fixed by agreement and will not change because of a change in the market price of the Company’s common stock or a later revaluation of any Covered Balance. Until the Issuance occurs, the Covered Balances will remain outstanding and will not be extinguished solely by execution of this Agreement.

4. Securities-Law Status; Transfer Restrictions

The Company will determine and document the registration statement or exemption from registration relied upon for issuance of the Settlement Shares. The Settlement Shares may bear, or the Company’s records may reflect, only those legends or transfer restrictions required by applicable law. Nothing in this Agreement is a representation that the Settlement Shares may be resold immediately or without compliance with federal and state securities laws, including any reporting or short-swing-profit obligations applicable to Dieterich.

5. Taxes and Information Reporting

The Settlement Shares are being issued in satisfaction of compensation-related obligations arising from nonemployee director service. Dieterich is responsible for taxes arising from the Covered Balances, the settlement, the Issuance, or the ownership or disposition of the Settlement Shares. The Company may report the transaction on Form 1099-NEC or another applicable information return and may take actions required by law. The Company will not retain any Settlement Shares for tax withholding, except to the extent legally required to satisfy applicable backup-withholding requirements.

6. Limited Release

The release in this Section becomes effective only upon the Issuance. Effective only upon the Issuance, Dieterich releases and forever discharges the Company and its current and former directors, officers, employees, agents, affiliates, successors, and assigns from claims, whether known or unknown, solely to the extent arising from or relating to any Covered Balance or the Company’s obligation to pay, settle, or otherwise satisfy any amount under a Prior Director Arrangement through the Effective Date. This limited release does not release any obligation created by this Agreement, any claim based on a failure to complete or properly record the Issuance, or any unrelated claim or right.

7. Continuing Service and Other Rights Preserved

Dieterich’s continuing Board and committee service and all prospective compensation for that service are governed by the New Director Agreement and applicable Board action. Except for the Covered Balances released under Section 6 upon the Issuance, this Agreement does not waive, release, amend, or impair any compensation or approved expense reimbursement arising under the New Director Agreement, any right under a separate stock option agreement, any previously issued and outstanding equity security, or any indemnification, advancement, directors’ and officers’ insurance, confidentiality protection, defense right, or other right arising under applicable law, the Company’s governing documents, or a separate agreement.

8. Representations and Authority

Each Party represents that it has full power and authority to enter into this Agreement and that the person signing for that Party is authorized to do so. The Company represents that it has taken, or before Issuance will take, all corporate action required to authorize the Settlement Shares and the Issuance. Each Party acknowledges that it has reviewed the Covered Balances and has had the opportunity to consult independent legal and tax advisers concerning this Agreement.

9. Governing Law; Venue

This Agreement is governed by the laws of the State of Nevada, without regard to conflict-of-laws principles. Each Party irrevocably submits to the exclusive jurisdiction of the state courts located in Los Angeles County, California and, if federal subject-matter jurisdiction exists, the United States District Court for the Central District of California for any action arising out of or relating to this Agreement, and waives any objection based on personal jurisdiction, venue, or forum non conveniens.

10. Notices

A notice under this Agreement must be in writing and delivered personally, by nationally recognized overnight courier, or by email with confirmation of transmission, to the address or email most recently designated by the receiving Party in the Company’s records. Notice is effective upon receipt.

11. Entire Agreement; Amendments; Assignment

This Agreement constitutes the Parties’ complete agreement concerning the Covered Balances and the Settlement Shares and supersedes prior discussions or understandings concerning settlement of the Covered Balances. It does not supersede the underlying records establishing the Covered Balances, the New Director Agreement, any separate stock option agreement, or the Company’s governing documents. An amendment or waiver must be in a writing signed by both Parties. Dieterich may not assign this Agreement, except that his rights will pass to his estate or legal representative upon death or incapacity. The Company may assign this Agreement to a successor that assumes the Company’s obligations.

12. Further Assurances

Each Party will execute and deliver further documents and take further actions reasonably necessary to carry out this Agreement, provided that no such document or action may materially expand that Party’s obligations under this Agreement.

13. Severability; Counterparts; Electronic Signatures

If a provision is held invalid or unenforceable, it will be enforced to the maximum extent permitted and the remaining provisions will continue in effect. This Agreement may be signed in counterparts and by electronic signature, each of which is an original and all of which together constitute one instrument.

AGREED AND ACCEPTED:

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer

/s/ Christopher Dieterich
Christopher Dieterich